FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-189017-02

THIS FREE WRITING PROSPECTUS, DATED NOVEMBER 18, 2013, MAY BE AMENDED OR
SUPPLEMENTED PRIOR TO TIME OF SALE

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including the prospectus) with the SEC (SEC File No. 333-189017) for the offering to which this communication relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the depositor or Citigroup Global Markets Inc., any other underwriter, or any dealer participating in this offering will arrange to send to you the prospectus if you request it by calling toll-free 1-877-858-5407.

Free Writing Prospectus supplementing the Free Writing Prospectus dated November 13, 2013 and Structural and
Collateral Term Sheet dated November 13, 2013

$764,071,000 (Approximate)

Citigroup Commercial Mortgage Trust 2013-GC17
as Issuing Entity

Citigroup Commercial Mortgage Securities Inc.
as Depositor

Citigroup Global Markets Realty Corp.
Starwood Mortgage Funding I LLC
Goldman Sachs Mortgage Company
Cantor Commercial Real Estate Lending, L.P.
The Bancorp Bank
as Sponsors

Commercial Mortgage Pass-Through Certificates, Series 2013-GC17

This Free Writing Prospectus, dated November 18, 2013 (this “Supplement”), supplements and modifies (i) the free writing prospectus, dated November 13, 2013 (the “Free Writing Prospectus”), and (ii) the structural and collateral term sheet, dated November 13, 2013 (collectively, the “Offering Documents”).  The Free Writing Prospectus supplements the Prospectus dated November 13, 2013.

Citigroup	Goldman, Sachs & Co.
Co-Lead Managers and Joint Bookrunners
Drexel Hamilton RBS
Co-Managers

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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IMPORTANT NOTICE REGARDING THE CERTIFICATES

THE OFFERED CERTIFICATES REFERRED TO IN THESE MATERIALS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED AT ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY OF A FINAL PROSPECTUS) AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.  YOU UNDERSTAND THAT, WHEN YOU ARE CONSIDERING THE PURCHASE OF THE OFFERED CERTIFICATES, A CONTRACT OF SALE WILL COME INTO BEING NO SOONER THAN THE DATE ON WHICH THE RELEVANT CLASS OF OFFERED CERTIFICATES HAS BEEN PRICED AND THE UNDERWRITERS HAVE CONFIRMED THE ALLOCATION OF OFFERED CERTIFICATES TO BE MADE TO INVESTORS.  ANY “INDICATIONS OF INTEREST” EXPRESSED BY YOU, AND ANY “SOFT CIRCLES” GENERATED BY THE UNDERWRITERS, WILL NOT CREATE BINDING CONTRACTUAL OBLIGATIONS FOR YOU, ON THE ONE HAND, OR THE UNDERWRITERS, THE DEPOSITOR OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES, ON THE OTHER HAND.

AS A RESULT OF THE FOREGOING, YOU MAY COMMIT TO PURCHASE OFFERED CERTIFICATES THAT HAVE CHARACTERISTICS THAT MAY CHANGE, AND YOU ARE ADVISED THAT ALL OR A PORTION OF THE OFFERED CERTIFICATES MAY NOT BE ISSUED WITH THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS.  THE UNDERWRITERS’ OBLIGATIONS TO SELL OFFERED CERTIFICATES TO YOU IS CONDITIONED ON THE OFFERED CERTIFICATES THAT ARE ACTUALLY ISSUED AND THE TRANSACTION HAVING THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS.  IF THE UNDERWRITERS DETERMINE THAT A CONDITION IS NOT SATISFIED IN ANY MATERIAL RESPECT, YOU WILL BE NOTIFIED, AND NEITHER THE DEPOSITOR NOR ANY UNDERWRITER WILL HAVE ANY OBLIGATION TO YOU TO DELIVER ANY PORTION OF THE OFFERED CERTIFICATES WHICH YOU HAVE COMMITTED TO PURCHASE, AND THERE WILL BE NO LIABILITY BETWEEN THE UNDERWRITERS, THE DEPOSITOR OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES, ON THE ONE HAND, AND YOU, ON THE OTHER HAND, AS A CONSEQUENCE OF THE NON-DELIVERY.

YOU HAVE REQUESTED THAT THE UNDERWRITERS PROVIDE TO YOU INFORMATION IN CONNECTION WITH YOUR CONSIDERATION OF THE PURCHASE OF CERTAIN OFFERED CERTIFICATES DESCRIBED IN THE FREE WRITING PROSPECTUS.  THIS SUPPLEMENT IS BEING PROVIDED TO YOU FOR INFORMATION PURPOSES ONLY IN RESPONSE TO YOUR SPECIFIC REQUEST.  THE UNDERWRITERS DESCRIBED IN THE FREE WRITING PROSPECTUS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THE FREE WRITING PROSPECTUS.  THE UNDERWRITERS AND/OR THEIR EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THE FREE WRITING PROSPECTUS.

THE INFORMATION CONTAINED IN THIS SUPPLEMENT SUPERSEDES ANY PREVIOUS INFORMATION DELIVERED TO YOU AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO YOU PRIOR TO THE TIME OF SALE.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of any email communication to which this Supplement is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

The Offering Documents are hereby updated as set forth below.  The information in this Supplement supersedes any contradictory information in the Offering Documents.  Capitalized terms used in this Supplement but not defined herein have the meanings given to them in the Free Writing Prospectus.  In all other respects, except as modified below, the Offering Documents remain unmodified.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to the Free Writing Prospectus as Renaissance Woodbridge, representing approximately 4.0% of the Initial Pool Balance, the hotel is operated under a franchise agreement with Marriott International Inc. (“Marriott”).  The related borrower received a notice from Marriott prior to origination of the related Mortgage Loan regarding the hotel’s status under Marriott’s Quality Assurance Program (“QA”).  Such notice stated that the franchise agreement is in default due to the hotel being in the Red Zone 3 (Red being the lowest of 4 potential classifications) for the January through June 2013 tracking period (in addition to within the four consecutive 6-month tracking periods after the hotel was in Red Zone 2), that in order to cure the default the hotel will need to achieve an overall QA Performance Zone of yellow or higher in the 6-month tracking period immediately following the tracking period of Red Zone 3 entry, and that if the hotel is in the Red Zone for any 6-month tracking period during the next four consecutive 6-month tracking periods, the hotel will receive a notice of continuing default and, in such event, a meeting may be scheduled by a Marriott representative to evaluate the hotel’s performance under the QA program.  The notice further states that, within 30 days of the notice, the general manager must create an action plan to improve guest satisfaction at the hotel.  According to the related Sponsor, such action plan has been submitted to Marriott.  The related Sponsor has informed us that the lender had discussed the default and the manner in which it is being cured with the borrower’s sponsors and with Marriott prior to the origination of the Mortgage Loan, that the borrower’s sponsors indicated that certain improvements to the hotel were completed and an experienced employee approved by Marriott was put in place to manage the day-to-day operations of the hotel after the hotel was placed in the Red Zone designation.  According to the related Sponsor, based on the lender’s discussions with the borrower’s sponsors and Marriott, the improvements reported to be made by such sponsors, such sponsors’ greater than twenty-five years of experience owning and running Marriott hotels and the fact that such sponsors (two individuals with a reported combined net worth of $65,000,000 as of origination of the Mortgage Loan) provided a guaranty with respect to losses related to any termination of the franchise agreement, the lender determined that the franchise default was not material and subsequently originated the Mortgage Loan.  Further, the related Sponsor will represent and warrant that, as of the Closing Date, to such Sponsor’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property.  There can be no assurance, however, that the related Sponsor’s or lender’s determination of materiality is correct, that the default will not lead to a default under the Mortgage Loan if not cured within the cure period set forth in the franchise agreement, that the default will not lead to the termination of the franchise agreement or that the sponsors will have sufficient net worth to cover all losses in connection with a termination of the franchise agreement.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.